Credit Suisse Small Cap Value Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended April 30, 2005


Portfolio:			Credit Suisse Small Cap Value Fund


Security:			Foundation Coal Holdings


Date Purchased:			12/08/2004


Price Per Share:		$21.11


Shares Purchased
by the Portfolio *:		37,700


Total Principal Purchased
by the Portfolio *:		$795,847.00


% of Offering Purchased
by the Portfolio:		0.160%


Broker:				Morgan Stanley

Member:				Joint Lead